                                                                     EXHIBIT 2.4


                              AMENDED AND RESTATED
                          SECURITIES PURCHASE AGREEMENT

                                      AMONG

                            SUIZA FOODS CORPORATION,

                        SUIZA DAIRY GROUP HOLDINGS, INC.,

                         DAIRY FARMERS OF AMERICA, INC.,

                               DAIRY RICH, L.L.C.,

                       AND, FOR CERTAIN LIMITED PURPOSES,

                          SUIZA DAIRY GROUP, L.P., AND

                             MID-AM CAPITAL, L.L.C.,

                          DATED AS OF DECEMBER 21, 2001

                          SECURITIES PURCHASE AGREEMENT

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SECTION 1         DEFINITIONS...............................................F-2


SECTION 2         SALE AND PURCHASE OF SECURITIES...........................F-9

         2.1.     Sale and Purchase of Limited Partner Interests............F-9
         2.2.     Purchase Price...........................................F-10
         2.3.     Closing..................................................F-10
         2.4.     Closing Obligations......................................F-11

SECTION 3         REPRESENTATIONS AND WARRANTIES OF DFA....................F-11

         3.1.     Organization and Good Standing...........................F-11
         3.2.     Authority................................................F-11

SECTION 4         REPRESENTATIONS AND WARRANTIES OF SUIZA AND HOLDINGS.....F-12

         4.1.     Organization and Good Standing...........................F-12
         4.2.     Authority................................................F-12
         4.3.     Milk Supply Agreements...................................F-12
         4.4.     Divested Companies.......................................F-12

SECTION 5         COVENANTS OF DFA COMPANIES PRIOR TO CLOSING DATE.........F-13

         5.1.     Notification.............................................F-13
         5.2.     No Negotiation...........................................F-13
         5.3.     Reasonable Best Efforts..................................F-13
         5.4.     Assistance with Permits and Filings......................F-13
         5.5.     Confidentiality..........................................F-13

SECTION 6         COVENANTS OF HOLDINGS PRIOR TO CLOSING DATE..............F-14

         6.1.     Access and Investigation.................................F-14
         6.2.     Operation of the Business of the Suiza Companies.........F-14
         6.3.     Negative Covenant........................................F-14
         6.4.     Notification.............................................F-14
         6.5.     No Negotiation...........................................F-14

         6.6.     Reasonable Best Efforts..................................F-15
         6.7.     Assistance with Permits and Filings......................F-15
         6.8.     Confidentiality..........................................F-15
         6.9.     Intentionally left blank.................................F-15
         6.10.    Delivery of Disclosure Letter for Bill of Sale...........F-15
         6.11.    Title Policies and Surveys...............................F-15
         6.12.    Transfer Taxes...........................................F-17
         6.13.    Dairy Liabilities........................................F-17

SECTION 7         CONDITIONS PRECEDENT TO HOLDINGS' OBLIGATION TO CLOSE....F-17

         7.1.     Accuracy of Representations..............................F-17
         7.2.     DFA's or Mid-Am's Performance............................F-17
         7.3.     Consents.................................................F-18
         7.4.     No Proceedings...........................................F-18
         7.5.     No Prohibition...........................................F-18
         7.6.     Closing Certificate......................................F-18
         7.7.     Acquisition of Dean......................................F-18

SECTION 8         CONDITIONS PRECEDENT TO DFA'S OBLIGATION TO CLOSE........F-18

         8.1.     Accuracy of Representations..............................F-18
         8.2.     Performance..............................................F-19
         8.3.     Absence of Material Adverse Effects......................F-19
         8.4.     Consents.................................................F-19
         8.5.     No Proceedings...........................................F-19
         8.6.     No Prohibition...........................................F-19
         8.7.     Closing Certificates.....................................F-19
         8.8.     Acquisition of Dean......................................F-20

SECTION 9         INDEMNIFICATION; REMEDIES................................F-20

         9.1.     Representations; Survival................................F-20
         9.2.     Indemnification and Payment of Damages by Suiza and
                    Holdings...............................................F-21
         9.3.     Indemnification and Payment of Damages by DFA............F-21
         9.4.     Limitations on Amount....................................F-22

         9.5.     Procedure for Indemnification - Third Party Claims.......F-23
         9.6.     Procedure for Indemnification - Other Claims.............F-24
         9.7.     Mitigation...............................................F-24
         9.8.     Exclusive Monetary Remedy................................F-24

SECTION 10        TERMINATION..............................................F-24

         10.1.    Termination Events.......................................F-24
         10.2.    Effect of Termination....................................F-25

SECTION 11        OTHER AGREEMENTS.........................................F-25

         11.1.    Limited Partnership Agreement............................F-25
         11.2.    WARN Act.................................................F-25

SECTION 12        GENERAL PROVISIONS.......................................F-25

         12.1.    Public Announcements.....................................F-25
         12.2.    Notices..................................................F-26
         12.3.    Attorney's Fees and Costs................................F-26
         12.4.    Further Assurances.......................................F-26
         12.5.    Waiver...................................................F-26
         12.6.    Entire Agreement and Modification........................F-27
         12.7.    Assignments, Successors and No Third Party Rights........F-27
         12.8.    Specific Performance.....................................F-27
         12.9.    Severability.............................................F-27
         12.10.   Section Headings, Construction...........................F-27
         12.11.   Time of Essence..........................................F-28
         12.12.   Governing Law............................................F-28
         12.13.   Counterparts.............................................F-28
         12.14.   Incorporation of Recitals................................F-28
         12.15.   Dispute Resolution.......................................F-28


SCHEDULES

4.3      Milk Supply Agreements

EXHIBITS

Exhibit A         Excluded Assets
Exhibit B         Certain Dairy Liabilities
Exhibit C         Certain Excluded Liabilities
Exhibit D         Form of Subordinated Promissory Note
Exhibit E         Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit F         Form of Fourth Amendment to Milk Supply Agreement

                              AMENDED AND RESTATED

                          SECURITIES PURCHASE AGREEMENT

         This Amended and Restated Securities Purchase Agreement ("AGREEMENT") is made as of DECEMBER 21, 2001, by and among Suiza Foods Corporation, a Delaware corporation ("SUIZA"), Suiza Dairy Group Holdings, Inc., a Nevada corporation ("HOLDINGS"), Dairy Farmers of America, Inc., a Kansas cooperative marketing association ("DFA"), Dairy Rich, L.L.C., a Nevada limited liability company ("DAIRY RICH"), and, for the limited purposes indicated on the signature pages hereto, Suiza Dairy Group, L.P., a Delaware limited partnership ("SDG"), and Mid-Am Capital, L.L.C., a Delaware limited liability company ("MID-AM").

                                    RECITALS

         Each of Dairy Rich and Mid-Am owns certain limited partner interests in SDG, and Holdings owns the remaining limited partner interests in SDG.

         Holdings desires to purchase from Dairy Rich and Mid-Am, and Dairy Rich and Mid-Am desire to sell to Holdings, all the limited partner interests in SDG held by each of them, on the terms and subject to the conditions set forth in this Agreement.

         The parties (except for Dairy Rich) have previously entered into that certain Securities Purchase Agreement dated as of April 4, 2001, as amended on September 19, 2001 (as amended, the "ORIGINAL AGREEMENT"), and desire to amend and restate the Original Agreement as provided herein.

         At the time of the execution of the Original Agreement, DFA held the limited partner interests in SDG that are now owned by Dairy Rich.

         Simultaneously with the execution of this Agreement, DFA is assigning its rights hereunder to receive the transfer and conveyance of the Divested Companies (defined below), which comprise part of the consideration herein to be paid for the limited partner interests in SDG owned by Dairy Rich, to National Dairy Holdings, LP, a Delaware limited partnership ("NDH").

         The Divested Companies and the Dairy Receivables will be transferred and conveyed to NDH in exchange for preferred limited partner interests in NDH.

         As the assignee of the limited partner interests in SDG formerly held by DFA, Dairy Rich shall be the transferee of preferred limited partner interests in NDH to be issued in exchange for the transfer and conveyance to NDH of the Divested Companies and the Dairy Receivables.

         NDH, as the assignee of DFA, will receive the transfer and conveyance of the Divested Companies and the Dairy Receivables directly from Holdings at the Closing (defined below), and thus will execute and deliver the conveyance documents relating to the Divested Companies and the Dairy Receivables that are contemplated herein to be executed and delivered at the Closing.

         The parties, intending to be legally bound, agree as follows:

                                    SECTION 1

                                   DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "ACCOUNTANT" - as defined in Section 2.2(b).

         "ACTUAL CASH CONSIDERATION" - the Closing Date Cash Consideration (a) increased or decreased, as appropriate, by an amount equal to the amount by which the Working Capital as of the close of business on Saturday, December 22, 2001 is less or more than $19,140,000, (b) increased or decreased, as appropriate, by an amount equal to the amount by which DFA's and Mid-Am's proportional share of the reported earnings (excluding any gains relating to divestitures) of SDG from and including January 1, 2001 through the day immediately preceding the Closing Date is more or less than $50,424,977, and (c) increased or decreased, as appropriate, by an amount equal to the amount by which the deemed distributions (for stock option exercises) deemed paid to DFA and Mid-Am under the Limited Partnership Agreement from and including January 1, 2001 through the day immediately preceding the Closing Date is more or less than $3,020,260. For purposes of the calculation of Actual Cash Consideration, all stock options held by employees of Burger Dairy, Flav-O-Rich Dairies, Huntsville Dairy, Oberlin Farms and Velda Farms shall be considered exercised on the day immediately prior to the Closing Date.

         "ACTUAL WORKING CAPITAL" - the actual amount of Working Capital of the Divested Companies and the Divested Companies' Subsidiaries on and as of the close of business on December 22, 2001.

         "AFFILIATE" - means with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "CONTROL" (including the correlative terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term "AFFILIATE" also includes any director or executive officer (or person performing similar functions) of Dean, Holdings, DFA, Dairy Rich, Mid-Am, any Divested Company, any Divested Companies' Subsidiaries (as applicable) and any director or executive officer of any Person that controls any such entity (as applicable).

         "ASSIGNMENT" - the Amended and Restated Assignment Agreement dated December 21, 2001 by and between NDH, DFA, Dairy Rich, Suiza, Holdings and certain other parties.

         "AVERAGE WORKING CAPITAL" means the amount of $18,650,000, as agreed between DFA and Holdings.

         "BILL OF SALE" - the Bill of Sale, Assignment and Assumption Agreement attached hereto as Exhibit E, to be executed and delivered at the Closing.

         "BURGER DAIRY" - CF Burger Dairy, LLC, a Delaware limited liability company.

         "CLOSING" - as defined in Section 2.3.

         "CLOSING DATE" - the date and time as of which the Closing actually takes place.

         "CLOSING DATE CASH CONSIDERATION" - as defined in Section 2.2(a).

         "COBURG DAIRY" - Coburg Dairy, Inc., a South Carolina corporation.

         "COMMITMENT" - as defined in Section 6.11(a).

         "CONSENT" - any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTRACT" - any agreement, contract, obligation, promise or undertaking that is legally binding.

         "C.O.W. TRANSPORT" - C.O.W. Transport, LLC, a Utah limited liability company.

         "CREAM O'WEBER" - Cream O'Weber Dairy, Inc., a Utah corporation, which will be converted into a Utah limited liability company prior to the Closing.

         "CURRENT ASSETS" - as of any day, the book value on such day of cash on hand and in banks (net of outstanding checks), trade accounts (including the Dairy Receivables) and other receivables (net of customary allowances and reserves), inventories (excluding the book value of plastic cases), prepaid expenses and other current assets in each case incurred in the Ordinary Course of Business by the Dairy Operations. The book value of Current Assets represent the amounts determined from the historical accounting records of the applicable Dairy Operation (or Affiliates of the applicable Dairy Operations), calculated in accordance with past practices of the applicable Dairy Operation as adjusted to comply with U.S. generally accepted accounting principles (on a basis comparable to the categories and types of assets used in determining the Average Working Capital). Current Assets shall not include the amounts typically included in current assets to the extent that they are Excluded Assets.

         "CURRENT LIABILITIES" - as of any day, the book value on such day of trade and other accounts payable, accrued expenses (including reserves for medical and other insurance claims) and other current liabilities in each case incurred in the Ordinary Course of Business by the Dairy Operations. The book value of Current Liabilities represents the amounts determined from the historical accounting records of the applicable Dairy Operation (or Affiliates of the applicable Dairy Operations), calculated in accordance with past practices of the applicable Dairy Operation as adjusted to comply with U.S. generally accepted accounting principles (on a basis comparable to the categories and types of liabilities used in determining the Average Working Capital). Current Liabilities shall specifically exclude the current portion of long-term debt, accrued interest on indebtedness, income taxes payable, deferred income taxes and any other Excluded Liabilities.

         "DAIRY LIABILITIES" - (i) the liabilities set forth on Exhibit B hereto (provided, with respect to the Contracts listed thereon, only such liabilities described in clauses (ii) (iii) and (iv) of this definition); (ii) performance obligations of the Divested Companies and the Divested Companies' Subsidiaries following the Closing under Contracts listed on Exhibit B hereto; provided, however, that such performance obligations have not been adversely affected as a result of a breach by Suiza or any Affiliate of Suiza (or Dean or any Affiliate of Dean) prior to the Closing; (iii) performance obligations of the Divested Companies and the Divested Companies' Subsidiaries following the Closing under Contracts entered into in the Ordinary Course of Business but not listed on Exhibit B hereto; provided, however, that such performance obligations have not been adversely affected as a result of a breach by Suiza or any Affiliate of Suiza (or Dean or any Affiliate of Dean) prior to the Closing; and (iv) Current Liabilities in each case incurred in the Ordinary Course of Business by the Dairy Operations as of the close of business on December 22, 2001. Dairy Liabilities shall not include the current portion of Excluded Liabilities, unless agreed to in writing by Holdings and DFA.

         "DAIRY OPERATIONS" - the dairy and related product manufacturing, processing and distribution operations conducted by Coburg Dairy; Cream O'Weber; Flav-O-Rich Dairies; H. Meyer Dairy; Huntsville Dairy; Oberlin Farms; U.C. Milk, Velda Farms and the Divested Companies' Subsidiaries.

         "DAIRY RECEIVABLES" - the outstanding trade accounts receivable (whether billed or unbilled) generated by the Dairy Operations conducted by Burger Dairy, Flav-O-Rich Dairies and Huntsville Dairy.

         "DAIRY RICH" - Dairy Rich, L.L.C., a Nevada limited liability company.

         "DAMAGES" - as defined in Section 9.2.

         "DEAN" - Dean Foods Company, a Delaware corporation. ----

         "DEAN DAIRY OPERATIONS" - the dairy and related product manufacturing, processing and distribution operations conducted by Coburg Dairy; Cream O'Weber; U.C. Milk and H. Meyer Dairy.

         "DISCLOSURE LETTER" - the disclosure letter executed by DFA, NDH, Suiza and Holdings, as applicable, concurrently with the execution and delivery of the Bill of Sale.

         "DIVESTED COMPANIES" - Coburg Dairy; Cream O'Weber; Flav-O-Rich Dairies; H. Meyer Dairy; Huntsville Dairy; Oberlin Farms; U.C. Milk and Velda Farms.

         "DIVESTED COMPANIES' SUBSIDIARIES" - Burger Dairy, C.O.W. Transport, Modern Foods, and RGC.

         "DFA" - Dairy Farmers of America, Inc., a Kansas cooperative marketing association.

         "DFA COMPANIES" - DFA, Dairy Rich and Mid-Am.

         "DFA MATERIAL ADVERSE EFFECT" - any material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of the DFA Companies, taken as a whole, other than any effects arising out of or resulting from changes affecting the economy or financial conditions generally or the dairy industry generally.

         "DFA'S ADVISORS" - as defined in Section 6.1.

         "EBITDA" - means an amount equal to earnings before interest, income taxes, depreciation and amortization, as calculated in accordance with U.S. generally accepted accounting principles.

         "ENCUMBRANCE" - any lien, mortgage, easement, servitude, right of way, charge, pledge, security interest, escrow, proxy, right of first refusal, preemptive right, title retention agreement, indenture or any other encumbrance, restriction or limitation of any kind.

         "ENVIRONMENT" - soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air, plant and animal life, and any other environmental medium.

         "ENVIRONMENTAL LAW" - any Legal Requirement that relates to the Environment.

         "ERISA" - the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that act or any successor law.

         "EXCLUDED ASSETS" - as defined in Exhibit A.

         "EXCLUDED LIABILITIES" - any Liability other than the Dairy Liabilities, including, without limitation, the Liabilities set forth on Exhibit C.

         "FLAV-O-RICH DAIRIES" - Flav-O-Rich Dairies, LLC, a Delaware limited liability company.

         "GOVERNMENTAL AUTHORIZATION" - any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" - any:

         (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

         (b) federal, state, local, municipal, foreign, or other government;

         (c)      governmental or quasi-governmental authority of any nature; or

         (d) other body exercising any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power.

         "H. MEYER DAIRY" - H. Meyer Dairy Company, a Delaware corporation, which will be converted to a Delaware limited liability company prior to the Closing.

         "HAZARDOUS MATERIALS" - any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law.

         "HOLDINGS" - Suiza Dairy Group Holdings, Inc., a Nevada corporation.

         "HOLDINGS MATERIAL ADVERSE EFFECT" - any material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Holdings and its subsidiaries, taken as a whole, other than any effects arising out of or resulting from changes affecting the economy or financial conditions generally or the dairy industry generally.

         "HUNTSVILLE DAIRY" - Huntsville Dairy, LLC, a Delaware limited liability company.

         "INDEMNIFIED PERSON" - any Person to be indemnified under Section 9.

         "LEGAL REQUIREMENT" - any administrative order, constitution, law, ordinance, principle of common law, regulation, rule or statute of any Governmental Body, including without limitation all federal, state and local laws related to Taxes, ERISA, Hazardous Materials and the Environment, zoning and land use, occupational safety and health, product quality and safety, employment and labor matters.

         "LIABILITIES" - any direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown.

         "LIMITED PARTNERSHIP AGREEMENT" - The Second Amended and Restated Limited Partnership Agreement of SDG, as amended.

         "MID-AM" - Mid-Am Capital, L.L.C., a Delaware limited liability company.

         "MODERN FOODS" - Modern Foods, LLC, a Kentucky limited liability company.

         "NDH" - National Dairy Holdings, LP, a Delaware limited partnership, to whom DFA and Dairy Rich are assigning certain of their rights under this Agreement, including, among others, the right to receive the transfer and conveyance of the Divested Companies and the Dairy Receivables.

         "NOTE"- as defined in Section 2.2(a).

         "OBERLIN FARMS" - Oberlin Farms Dairy, LLC, a Delaware limited liability company.

         "ORDER" - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

         (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

         (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

         "ORIGINAL AGREEMENT" - the Securities Purchase Agreement dated as of April 4, 2001, as amended on September 19, 2001.

         "PERMITTED ENCUMBRANCE" - as to any Person (i) liens for current Taxes not yet due or payable and liens for Taxes being contested in good faith, as to which appropriate reserves have been established by such Person; (ii) liens for obligations not yet due that arise as a matter of law in the Ordinary Course of Business of such Person that would not prevent NDH (as assignee of DFA and Dairy
Rich) from obtaining full title insurance over any general or standard exception; (iii) zoning or planning restrictions or regulations imposed by any Governmental Body, non-utility easements, Government Authorizations, restrictive covenants of record, encroachments and other minor restrictions or limitations on the use of any real property or minor imperfections of title on real property, which in the case of any matter contained in this item (iii) does not render title unmarketable (or defeasible, as the case may be, depending upon the state in which the property is located) or adversely affect the present use or value (as either are reasonably agreed to by the parties) of such real property;
(iv) Encumbrances disclosed in Section 1 of the Disclosure Letter as reasonably agreed to by the parties; and (v) public utility easements that do not lie beneath any buildings located on such real property and which do not render title unmarketable (or defeasible, as the case may be, depending upon the state in which the property is located) or adversely affect the present use or value (as either are reasonably agreed to by the parties) of such real property. Survey Defects shall not be a Permitted Encumbrance.

         "PERSON" - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, cooperative marketing association, joint venture, estate, trust, association or other entity.

         "PROCEEDING" - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, any Governmental Body or arbitrator.

         "PURCHASE PRICE" - as defined in Section 2.2.

         "REPRESENTATIVE" - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "RGC" - RGC, LLC, a Delaware limited liability company.

         "SDG" - Suiza Dairy Group, L.P., a Delaware limited partnership.

         "SDG COMMON INTERESTS" - as defined in Section 2.1.

         "SDG PREFERRED INTERESTS" - as defined in Section 2.1.

         "SUIZA" - Suiza Foods Corporation, a Delaware corporation.

         "SUIZA COMPANIES" - Burger Dairy; Flav-O-Rich Dairies; Huntsville Dairy; Oberlin Farms and Velda Farms.

         "SUIZA COMPANIES MATERIAL ADVERSE EFFECT" - any material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of the Suiza Companies, taken as a whole, other than any effects arising out of or resulting from (a) changes affecting the economy or financial conditions generally or the dairy industry generally,
(b) any material customer notifying any Suiza Company after June 30, 2001 that such material customer intends to terminate or materially alter its relationship with the applicable Suiza Company (including as a result of or relating to a transaction involving such a material customer that occurs or is announced prior to Closing) other than as a result of a dispute with, or that arises out of the actions or activities of the applicable Suiza Company, or (c) any transaction that was announced after June 30, 2001, or that occurs after June 30, 2001 (but was not announced prior to June 30, 2001) involving any such material customer which results or could result in such material customer terminating or materially altering its relationship with the applicable Suiza Company, other than a transaction in which the applicable Suiza Company or an Affiliate of Suiza is a party and other than any such termination or alteration that arises as a result of a dispute with, or out of the actions or activities of, the applicable Suiza Company or an Affiliate of Suiza.

         "SUIZA DAIRY OPERATIONS" - the dairy and related product manufacturing, processing and distribution operations conducted by Burger Dairy; Flav-O-Rich Dairies; Huntsville Dairy; Oberlin Farms and Velda Farms.

         "SUPPLY AMENDMENT" - as defined in Section 2.2(a).

         "SURVEY" - as defined in Section 6.11(b).

         "SURVEY DEFECT" - as defined in Section 6.11(c).

         "TAXES" - all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, real and personal property (tangible and intangible), sales, use, franchise, user, transfer, fuel, excess profits, occupational, employees' income withholding, unemployment and Social Security taxes, which are imposed by any Governmental Body.

         "TERMINATION DATE" - as defined in Section 10.1(c).

         "TITLE COMPANY" - as defined in Section 6.11(a).

         "TITLE POLICY" - as defined in Section 6.11(a).

         "TRANSACTION MATERIAL ADVERSE EFFECT" - any material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of the Dairy Operations, taken as a whole, other than any effects arising out of or resulting from (a) changes affecting the economy or financial conditions generally or the dairy industry generally,
(b) any material customer notifying any of the Suiza Dairy Operations after June 30, 2001, or any of the Dean Dairy Operations after August 26, 2001 that such material customer intends to terminate or materially alter its relationship with such Dairy Operation (including as a result of or relating to a transaction involving such a material customer that occurs or is announced prior to Closing) other than as a result of a dispute with, or that arises out of the actions or activities of, such Dairy Operation or an Affiliate of Suiza, or (c) any transaction that is announced after June 30, 2001, or that occurs after June 30, 2001 (but was not announced prior to June 30, 2001), in the case of any Suiza Dairy Operation, or that is announced after August 26, 2001 (but was not announced prior to August 26, 2001), in the case of any Dean Dairy Operation, involving any such material customer which results or could result in such material customer terminating or materially altering its relationship with such Dairy Operation, other than a transaction in which such Dairy Operation or an Affiliate of Suiza or Dean is a party and other than any such termination or alteration that arises as a result of a dispute with, or out of the actions or activities of, such Dairy Operation or an Affiliate of Suiza or Dean.

         "UNPERMITTED ENCUMBRANCES" - as defined in Section 6.11(c).

         "U.C. MILK" - U.C. Milk Company, Inc., a Kentucky corporation.

         "VELDA FARMS" - Velda Farms, LLC, a Delaware limited liability company.

         "WORKING CAPITAL" - (i) the aggregate book value of the Current Assets, minus (ii) the aggregate book value of Current Liabilities.

                                    SECTION 2

                         SALE AND PURCHASE OF SECURITIES

         2.1. SALE AND PURCHASE OF LIMITED PARTNER INTERESTS. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Holdings will purchase (i) from Dairy Rich, its 33.8% common limited partner interests in SDG (the "SDG COMMON INTERESTS"), which constitute all limited partner interests in SDG owned, directly or indirectly, by DFA, and (ii) from Mid-Am, its $90 million stated amount of preferred limited partner interests in SDG (the "SDG PREFERRED INTERESTS"), which constitute all limited partner interests in SDG owned, directly or indirectly, by Mid-Am. The SDG Common Interests and the SDG Preferred Interests will be conveyed to Holdings free and clear of any Encumbrances, pursuant to assignment documents in form and substance reasonably satisfactory to the parties hereto.

         2.2. PURCHASE PRICE.

                  (a) In exchange for the SDG Common Interests and the SDG Preferred Interests, Holdings will (i) transfer, sell and convey all of the outstanding equity interests in the Divested Companies and the Dairy Receivables (with an aggregate fair value of $300,000,000) directly to NDH, as assignee of DFA and Dairy Rich, (ii) pay an amount equal to $145,396,111 million in cash to Dairy Rich, as assignee of DFA, and Mid-Am (the "CLOSING DATE CASH Consideration"), in the relative amounts designated by the DFA Companies as soon as practicable prior to Closing, (iii) deliver a subordinated promissory note executed by Suiza in the principal amount of $40,000,000 to Dairy Rich, as assignee of DFA, in substantially the form of Exhibit D attached hereto (the "NOTE"), and (iv) deliver a Fourth Amendment to Milk Supply Agreement executed by Suiza, in substantially the form of Exhibit F attached hereto (the "SUPPLY AMENDMENT"). Items (i), (ii), (iii) and
         (iv) are collectively referred to as the "PURCHASE PRICE". The Divested Companies will not assume or retain, as applicable, any Liabilities other than the Dairy Liabilities and will not receive or retain, as applicable, any of the Excluded Assets. The applicable Affiliate of Holdings will retain the Excluded Liabilities and the Excluded Assets.

                  (b) Within sixty (60) days after the Closing, Holdings will calculate the amount of the Actual Cash Consideration, and notify DFA of such calculation. If DFA disputes the accuracy of Holdings' calculation within thirty (30) days after receipt thereof, and the parties are unable to settle such dispute within an additional fifteen
         (15) days, then the dispute shall be submitted promptly to a nationally known independent certified public accounting firm reasonably acceptable to Holdings and DFA (the "ACCOUNTANT"), which will determine the Actual Cash Consideration within twenty (20) days after such submission. If DFA does not dispute the calculation within the thirty
         (30) day period referenced above, then the calculation shall be considered final and binding on DFA and Holdings. Holdings and DFA will each pay one-half of the fees and expenses of the Accountant. Any determination by the Accountant of the Actual Cash Consideration will be final and binding upon Holdings and DFA.

                  (c) If the Actual Cash Consideration, as determined by Holdings, by agreement between the parties or by the Accountant (as provided in Section 2.2(b)) exceeds the Closing Date Cash Consideration, then Holdings will pay to Dairy Rich the amount of such excess in cash by wire transfer of immediately available funds (to an account specified in writing by Dairy Rich) within five (5) days after determination of the Actual Cash Consideration. If the Actual Cash Consideration is less than the Closing Date Cash Consideration, then Dairy Rich will pay to Holdings the amount of such shortfall in cash by wire transfer of immediately available funds (to accounts specified in writing by Holdings) within five (5) days after determination of the Actual Working Capital. Any payment required pursuant to this paragraph will be considered an adjustment to the Purchase Price.

         2.3. CLOSING. The closing of the transactions contemplated hereby (the "CLOSING") will take place at the offices of Hughes & Luce, L.L.P. at 1717 Main Street, Suite 2800, Dallas, Texas, at 10:00 a.m. (local time) on the third business day following the satisfaction or waiver of all conditions precedent set forth in Sections 7 and 8 or at such other time and place as Holdings and DFA agree.

         2.4. CLOSING OBLIGATIONS. At the Closing:

                  (a) Suiza, Holdings, DFA, Dairy Rich, Mid-Am and NDH will execute and deliver the Bill of Sale (and the related certificates, documents, instruments and agreements referenced therein) in substantially the forms attached hereto as Exhibit E transferring (i) the Divested Companies and the Dairy Receivables directly to NDH, as assignee of DFA and Dairy Rich, (ii) the SDG Common Interests to Holdings, and (iii) the SDG Preferred Interests to Holdings.

                  (b) Holdings will pay the Closing Date Cash Consideration by wire transfer of immediately available funds to the appropriate party or parties designated by the DFA Companies.

                  (c) Suiza will execute and deliver to Dairy Rich the Note, substantially in the form attached hereto as Exhibit D.

                  (d) Suiza and DFA will execute and deliver the Supply Amendment, substantially in the form attached hereto as Exhibit F.

                  (e) Suiza, Holdings, SDG, DFA and Mid-Am will execute and deliver such other documents and agreements required under Sections 7 and 8, as applicable.

                                    SECTION 3

                      REPRESENTATIONS AND WARRANTIES OF DFA

         DFA represents and warrants to Suiza and Holdings as follows:

         3.1. ORGANIZATION AND GOOD STANDING. Each DFA Company is a cooperative company or limited liability company duly organized, validly existing, and in good standing under the laws of its state of formation, with full cooperative company or limited liability company power and authority to conduct its business as it is now being conducted. DFA owns 99.99% of the outstanding equity interests in Dairy Rich, and Flav-O-Rich, Inc., a Kentucky agricultural cooperative corporation, and wholly-owned subsidiary of DFA, owns .01% of the outstanding equity interests in Dairy Rich.

         3.2. AUTHORITY.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of each DFA Company, enforceable against each DFA Company in accordance with its terms except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws relating or affecting creditors' rights generally and by general equity principles.

                  (b) Each DFA Company has the requisite cooperative company or limited liability company right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by each DFA Company have been duly authorized by all necessary cooperative company or limited liability company action on the part of each DFA Company and its owners.

                                    SECTION 4

              REPRESENTATIONS AND WARRANTIES OF SUIZA AND HOLDINGS

         Suiza and Holdings, jointly and severally, represent and warrant to DFA as follows:

         4.1. ORGANIZATION AND GOOD STANDING. Each of Suiza and Holdings is a corporation duly organized, validly existing, and in good standing under the laws of its state of formation, with full corporate power and authority to conduct its business as it is now being conducted. Each of Suiza and Holdings is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of the activities conducted by it requires such qualification, except where such failure to so qualify does not have a Holdings Material Adverse Effect.

         4.2. AUTHORITY.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of each of Suiza and Holdings, enforceable against such entities in accordance with its terms except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws relating or affecting creditors' rights generally and by general equity principles.

                  (b) Each of Suiza and Holdings has the requisite corporate right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of Suiza and Holdings have been duly authorized by all necessary corporate or limited partnership action on the part of such entity and its owners.

         4.3. MILK SUPPLY AGREEMENTS. Except as set forth on Schedule 4.3 and except for milk supply agreements with DFA, neither Coburg Dairy, Cream O'Weber,
H. Meyer Dairy nor Velda Farms is a party to a supply agreement which has (a) a term in excess of one (1) year or (b) a right of first offer or right of first refusal with respect to the supply of raw milk.

         4.4 DIVESTED COMPANIES. Except for the Excluded Assets, the Divested Companies will own, lease or otherwise have the right to use, on the Closing Date all of the assets used in the conduct of the Dairy Operations conducted by Suiza or Dean at the following locations: (i) the Burger Dairy plant located in New Paris, Indiana; (ii) the Coburg Dairy plant located in N. Charleston, South Carolina and associated branches; (iii) the Cream O'Weber plant located in Salt Lake City, Utah and the associated branch; (iv) the Flav-O-Rich Dairies fluid milk plants located in London, Kentucky and Bristol, Virginia, and associated branches (including the distribution branch located in Morristown, Tennessee);
(v) the H. Meyer Dairy plant located in

Cincinnati, Ohio and the associated branch; (vi) the Huntsville Dairy Meadow Gold fluid milk plant located in Huntsville, Alabama (to replace the fluid milk plant of Barber Dairies, Inc. located in Birmingham, Alabama) and associated branches; (vii) the Oberlin Farms - Dairymen's plant located in Cleveland, Ohio;
(viii) the U.C. Milk - Goldenrod plant located in Madisonville, Kentucky, and associated branches; and (ix) the Velda Farms plants located in Miami, Florida and Winterhaven, Florida and associated branches. On the Closing Date, Flav-O-Rich Dairies will own the Flav-O-Rich trademark, and therefore, the ownership of this mark will be transferred to NDH (as the assignee of DFA) on the Closing Date as a result of the transfer of the ownership of Flav-O-Rich Dairies to NDH.


                                    SECTION 5

                COVENANTS OF DFA COMPANIES PRIOR TO CLOSING DATE

         5.1. NOTIFICATION. Between the date of this Agreement and the Closing Date, DFA and Mid-Am will promptly notify Holdings of the occurrence of any material breach of any covenant of DFA or Mid-Am in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 7 impossible.

         5.2. NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 10, DFA and Mid-Am will not, and will cause their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to any Person (other than Suiza and its Affiliates or Representatives and lenders of DFA and Mid-Am and their Representatives) relating to any transaction involving the sale of the SDG Common Interests and SDG Preferred Interests.

         5.3. REASONABLE BEST EFFORTS. Between the date of this Agreement and the Closing Date, each of DFA and Mid-Am will continue to use its reasonable best efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         5.4. ASSISTANCE WITH PERMITS AND FILINGS. DFA and Mid-Am will furnish Holdings with all information that is required for inclusion in any application or filing to be made by Suiza or by Dean or their respective Affiliates to any Governmental Body in connection with the transactions contemplated hereby. Each of DFA and Mid-Am will use its reasonable best efforts to assist Suiza, Dean or their respective Affiliates in obtaining any Governmental Authorizations, or any Consents related thereto, that any of such parties will require in connection with the transfer of the Dairy Operations, the Dairy Liabilities, the SDG Common Interests and the SDG Preferred Interests.

         5.5. CONFIDENTIALITY. DFA and Mid-Am will maintain in confidence, and will cause their respective Representatives to maintain in confidence, any non-public information furnished to them by Suiza, Dean or any their respective Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereby.

                                    SECTION 6

                   COVENANTS OF HOLDINGS PRIOR TO CLOSING DATE

         6.1. ACCESS AND INVESTIGATION. Following the date of this Agreement, Holdings will continue to cause SDG to (a) afford DFA and its Representatives and lenders and their Representatives (collectively, "DFA'S ADVISORS") reasonable access during normal business hours to the personnel, properties, contracts, books and records, and other documents and data relating to the Suiza Dairy Operations, and will use its reasonable best efforts to cause Dean to afford DFA and DFA's Advisors reasonable access during normal business hours to the personnel, properties, contracts, books and records and other documents and data relating to the Dean Dairy Operations, (b) furnish DFA and DFA's Advisors with such additional financial, operating and other data and information with respect to the Suiza Dairy Operations as DFA may reasonably request, and use its reasonable best efforts to cause Dean to furnish DFA and DFA's Advisors with such additional financial, operating and other data and information with respect to the Dean Dairy Operations as DFA may reasonably request and (c) furnish DFA and DFA's Advisors with copies of all such contracts, books and records, and other existing documents and data with respect to the Suiza Diary Operations as DFA may reasonably request, and use its reasonable best efforts to cause Dean to furnish DFA and DFA's Advisors with copies of all such contracts, books and records, and other existing documents and data with respect to the Dean Dairy Operations as DFA may reasonably request.

         6.2. OPERATION OF THE BUSINESS OF THE SUIZA COMPANIES. Between the date of this Agreement and the Closing Date, Holdings will continue to cause each of the Suiza Companies to:

                  (a) conduct its business only in the Ordinary Course of Business;

                  (b) use its commercially reasonable efforts to maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it; and

                  (c) otherwise report periodically to DFA concerning the status of its business, operations and finances as may be reasonably requested by DFA.

         6.3. NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, neither Suiza nor Holdings will, without the prior consent of DFA, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which a Suiza Companies Material Adverse Effect will occur.

         6.4. NOTIFICATION. Between the date of this Agreement and the Closing Date, Holdings will promptly notify DFA of the occurrence of any material breach of any covenant in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible.

         6.5. NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 10, neither Suiza nor Holdings will, and will cause their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to any Person (other than DFA and DFA's Advisors) relating to any transaction involving the sale of the Suiza Companies (other than in the Ordinary Course of Business) or any merger, consolidation, business combination, or similar transaction involving the Suiza Companies.

         6.6. REASONABLE BEST EFFORTS. Between the date of this Agreement and the Closing Date, each of Suiza and Holdings will continue to use its reasonable best efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         6.7. ASSISTANCE WITH PERMITS AND FILINGS. Each of Suiza and Holdings will furnish DFA or Mid-Am, as applicable, with all information that is required for inclusion in any application or filing to be made by DFA or their Affiliates to any Governmental Body in connection with the transactions contemplated hereby. Each of Suiza and Holdings will use its reasonable best efforts to assist DFA or Mid-Am, as applicable, in obtaining any Governmental Authorizations, or any Consents related thereto, that DFA or Mid-Am, as applicable, will require in connection with the transactions contemplated hereby.

         6.8. CONFIDENTIALITY. Each of Suiza and Holdings will maintain in confidence, and will cause their respective Representatives to maintain in confidence, any non-public information furnished to them by either DFA or Mid-Am in connection with this Agreement or the transactions contemplated hereby.

         6.9. INTENTIONALLY LEFT BLANK.

         6.10. DELIVERY OF DISCLOSURE LETTER FOR BILL OF SALE. Holdings will deliver a draft of the Disclosure Letter related to the Bill of Sale as soon as practicable prior to the Closing. Items listed on the Disclosure Letter shall be subject to the reasonable approval of DFA. Without limiting the foregoing, Suiza and Holdings and each DFA Company hereby acknowledge that the matters set forth on the Disclosure Letter to be delivered under the Bill of Sale shall not be deemed to expand the definition of Dairy Liabilities, except as otherwise specifically agreed in writing by DFA.

         6.11. TITLE POLICIES AND SURVEYS.

                  (a) Holdings shall cause to be delivered to DFA commitments (each, a "COMMITMENT") issued by a title company reasonably acceptable to DFA (the "TITLE COMPANY") for the issuance of ALTA (or state equivalent) Owner's Policies of Title Insurance for each parcel of real property used in the Dairy Operations (each, a "TITLE Policy"), each in an amount not to exceed the fair market value of each such parcel, as soon as practicable prior to the Closing. Each Commitment shall show fee simple title to the applicable parcel vested in the applicable Suiza Affiliate, Dean Affiliate or the applicable landlord, as the case may be, subject in each case only to the Permitted Encumbrances. Unless the issuance of same is generally legally prohibited by the insurance regulatory agency of the state in which the real property is located, each Title Policy to be issued by the Title Company shall have all standard and general exceptions deleted so as to afford full "extended form coverage" and shall contain tax parcel, zoning with parking, non-imputation, access, survey, utility facility, owner's comprehensive, contiguity (if applicable), deletion of creditors' rights exception, and such other endorsements as may be reasonably requested by DFA in order to insure over an Unpermitted Encumbrance or Survey Defect. At the Closing, Holdings shall deliver or cause to be delivered such affidavits or other instruments as the Title Company may reasonably require to delete standard and general exceptions and to provide the special endorsements required hereunder. Unless the issuance of same is generally legally prohibited by the insurance regulatory agency of the state in which the real property is located, Holdings shall cause the Commitments to be later-dated to cover the Closing and cause the Title Company to delete all Schedule B requirements and all standard exceptions in the Commitments at the Closing as directed by DFA. Notwithstanding anything to the contrary contained in this Agreement, Holdings shall pay or cause to be paid the entire premium for each Title Policy at the Closing.

                  (b) Holdings, at its sole cost and expense, shall deliver to DFA and the Title Company, as soon as practicable prior to the Closing, an as-built survey for each parcel of real property used in the Dairy Operations (each, a "SURVEY") prepared by a registered land surveyor or engineer, licensed in the state in which the applicable parcel is located, dated on or after April 4, 2001, certified to DFA, DFA's lender, DFA's counsel, the Title Company, and such other entities as DFA may designate in writing to Holdings, and in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA, ACSM and NSPS in 1999, and including such Table A Items as are reasonably required by DFA's lender or, if there is no such lender, as is customary (as reasonably agreed to by the parties) in the state in which the real property is located, and pursuant to the Accuracy Standards (as adopted by ALTA, NSPS and ACSM and in effect on the date of certification) such that the survey measurements are made in accordance with the Minimum Angle, Distance and Closure Requirements for Survey Measurements Which Control Land Boundaries for ALTA/ACSM Land Title Surveys, sufficient to cause the Title Company to delete the standard printed survey exception.

                  (c) If (i) any Commitment discloses a title exception other than a Permitted Encumbrance (an "UNPERMITTED ENCUMBRANCE") or (ii) any Survey discloses any encroachment, overlap, boundary dispute, gap or any other matter which renders title to any parcel of real property used in the Dairy Operations unmarketable (or defeasible, as the case may be, depending on the state in which the property is located) or reflects that any utility service to the improvements or access thereto from the public right-of-way does not lie wholly within any such parcel, or within an easement for the benefit of any such parcel, or reflects any other matter adversely affecting the present use or value (as either are reasonably agreed to by the parties) of any such parcel (any of the foregoing, a "SURVEY DEFECT"), then Holdings, at its sole cost and expense, prior to the Closing, shall use its reasonable best efforts to cause all Unpermitted Encumbrances to be removed from the applicable Commitment(s) and/or all Survey Defects eliminated or, if not reasonably practicable to be removed or eliminated, insured over by an appropriate title insurance endorsement, all in a manner reasonably satisfactory to DFA.

                  (d) If, due to an Unpermitted Encumbrance or Survey Defect, the present use or value of the real property is adversely affected (as either are reasonably determined by the parties), Suiza and Holdings shall indemnify DFA in accordance with Section 9 hereof against Damages (as defined in Section 9.2).

                  (e) The parties agree that required governmental notices will be supplemented as such parties learn the identity and location of such properties. To the extent any real property is located in the State of Florida and as required by applicable Florida statute, Holdings hereby discloses to DFA the following: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

         6.12. TRANSFER TAXES. Holdings will pay, or will cause to be paid, the transfer taxes related to the transfer of the Dairy Operations and the Divested Companies, including, without limitation, all transfer taxes related to any reorganization of the Divested Companies prior to and in anticipation of the Closing.

         6.13. DAIRY LIABILITIES. In no event shall any milk supply agreement, other than those listed on Schedule 4.3, which has (a) a term in excess of one
(1) year or (b) a right of first offer or right of first refusal with respect to the supply of raw milk, constitute a Dairy Liability.


                                    SECTION 7

              CONDITIONS PRECEDENT TO HOLDINGS' OBLIGATION TO CLOSE

         The obligation of each of Suiza and Holdings to complete the transactions contemplated hereby and take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Holdings, in whole or in part):

         7.1. ACCURACY OF REPRESENTATIONS. All of DFA's representations and warranties in this Agreement must have been accurate in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) as of the date of this Agreement and must, along with the representations and warranties of DFA and NDH in the Bill of Sale, be accurate in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) as of the Closing Date as if made on the Closing Date, except where the failure of any representation and warranty to be accurate would not reasonably be expected to have a Holdings Material Adverse Effect.

         7.2. DFA'S OR MID-AM'S PERFORMANCE.

                  (a) All of the covenants and obligations that any DFA Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects, except where the failure to perform or comply with any covenant or obligation would not reasonably be expected to have a Holdings Material Adverse Effect.

                  (b) Each document required to be delivered by any DFA Company pursuant to Section 2.4 and under the Bill of Sale must have been delivered.

         7.3. CONSENTS. Any Consents that Suiza, Holdings, any DFA Company or any Divested Company may be required to obtain to consummate the transactions contemplated hereby must have been obtained and must be in full force and effect, except where the failure to obtain such Consent would not result in a Holdings Material Adverse Effect or Suiza Companies Material Adverse Effect.

         7.4. NO PROCEEDINGS. Since April 4, 2001, there must not have been commenced or threatened against Suiza or Holdings, or against any Affiliate of Suiza or Holdings, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing or making illegal any of the transactions contemplated hereby.

         7.5. NO PROHIBITION. Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time) result in a material violation of any applicable Legal Requirement or Order that would cause Suiza or any of its Affiliates to suffer any material adverse effect.

         7.6. CLOSING CERTIFICATE. Each DFA Company shall have delivered to Holdings a closing certificate, substantially in the form agreed to by Holdings and DFA.

         7.7. ACQUISITION OF DEAN. All conditions to the acquisition by Suiza or one of its Affiliates of Dean (other than consummation of the transactions contemplated hereby) shall have been satisfied or waived, and the consummation of such acquisition shall occur at substantially the same time as the Closing.

                                    SECTION 8

                CONDITIONS PRECEDENT TO DFA'S OBLIGATION TO CLOSE

         The obligation of the DFA Companies to complete the transactions contemplated hereby and take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by DFA, in whole or in part).

         8.1. ACCURACY OF REPRESENTATIONS. All of the representations and warranties of Suiza and Holdings in this Agreement must have been accurate in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) as of the date of this Agreement and must, along with the representations and warranties of Suiza and Holdings and NDH in the Bill of Sale, be accurate in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) as of the Closing Date as if made on the Closing Date, except where the failure of any representation and warranty to be accurate would not reasonably be expected to have a DFA Material Adverse Effect or a Transaction Material Adverse Effect. Notwithstanding the foregoing, the failure of the representation and warranty contained in Section 4.3 to be accurate as of the date hereof or on the Closing Date shall not be the basis for or cause the condition set forth in this Section
8.1 to fail to be satisfied. If the representation and warranty contained in
Section 4.3 fails to be accurate on the date hereof or on the Closing Date, DFA (assuming the other conditions precedent to DFA's obligation to Close have either been satisfied or waived as of the Closing Date) will not be permitted to terminate this Agreement and will not be released from its obligations to Close the transactions contemplated hereby. Nothing in this Section 8.1 shall limit DFA's right to be indemnified in respect of a breach of the representation and warranty contained in Section 4.3, as provided in Section 9 of the Agreement.

         8.2. PERFORMANCE.

                  (a) All of the covenants and obligations that any of Suiza or Holdings is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects, except where the failure to perform or comply with any covenant or obligation would not reasonably be expected to have a DFA Material Adverse Effect or a Transaction Material Adverse Effect.

                  (b) Each document required to be delivered by any of Suiza or Dean or any of their respective Affiliates pursuant to Section 2.4 and under the Bill of Sale must have been delivered.

         8.3. ABSENCE OF MATERIAL ADVERSE EFFECTS. Since June 30, 2001, in the case of the Suiza Dairy Operations, and August 26, 2001, in the case of the Dean Dairy Operations, no Transaction Material Adverse Effect shall have occurred that is continuing.

         8.4. CONSENTS. Any Consents that any DFA Company, Suiza, Holdings or any Divested Company may be required to obtain to consummate the transactions contemplated hereby must have been obtained and must be in full force and effect, except where the failure to obtain such Consent would not result in a DFA Material Adverse Effect or a Transaction Material Adverse Effect.

         8.5. NO PROCEEDINGS. Since April 4, 2001, there must not have been commenced or threatened against any DFA Company, or against any Affiliate of any DFA Company, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing or making illegal any of the transactions contemplated hereby.

         8.6. NO PROHIBITION. Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time) result in a material violation of any applicable Legal Requirement or Order that would cause any DFA Company or any Affiliate of any DFA Company or any Divested Company to suffer any material adverse effect.

         8.7. CLOSING CERTIFICATES. Holdings shall have delivered to DFA a closing certificate, substantially in the form agreed to by Holdings and DFA.

         8.8. ACQUISITION OF DEAN. All conditions to the acquisition by Suiza or one of its Affiliates of Dean (other than consummation of the transactions contemplated hereby) shall have been satisfied or waived, and the consummation of such acquisition shall occur at substantially the same time as the Closing.

                                    SECTION 9

                            INDEMNIFICATION; REMEDIES

         9.1. REPRESENTATIONS; SURVIVAL. Except for the express representations and warranties contained in Section 3 and Section 4 of this Agreement, contained in Section 3 and Section 4 of the Bill of Sale, or contained in any certificate or any conveyance, assignment or assumption document delivered pursuant to this Agreement or the Bill of Sale, none of the parties to this Agreement are making any representation or warranty whatsoever, express or implied, including but not limited to any implied warranty or representation as to condition, merchantability or suitability, as to any of the Dairy Operations or the Divested Companies. It is understood that, except as otherwise specified in this Agreement or in the Bill of Sale and except to the extent included within or incorporated into any Disclosure Letter, any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to any party to this Agreement or any other Person are not and shall not be deemed to be or to include representations or warranties of any party to this Agreement or the Bill of Sale or any certificate or conveyance, assignment or assumption document delivered pursuant to this Agreement or the Bill of Sale. Except as otherwise provided in this Section 9.1, all representations and warranties in this Agreement and the Bill of Sale and any certificate or conveyance, assignment or assumption document delivered pursuant to this Agreement or the Bill of Sale will terminate eighteen months after the Closing; provided, however, that (a) the representations and warranties set forth in Section 4.3 of this Agreement will survive for a period of five years after the Closing, (b) the representations and warranties set forth in Sections 4.1(c)(i), 4.1(c)(iii) and 4.1(c)(iv) of the Bill of Sale will survive until the expiration of the applicable statute of limitations for any such violation, breach or other matter that is the subject of such representations and warranties, (c) if any breach of the representations and warranties set forth herein, or in Sections 3.1, 4.1, 4.7, 4.9, 4.10, 4.11, 4.15 or 5.1 of the Bill of Sale is based on a violation of any Legal Requirement, then such representations and warranties and any claim for indemnification applicable to such a violation shall survive for the longer of eighteen months from the Closing Date and the applicable statute of limitation with respect thereto; and (d) with respect to the representations and warranties set forth in Sections 3.2, 4.4, 4.5(b) and 4.5(e) of the Bill of Sale, such representations and warranties and any claim for indemnification with respect thereto shall survive indefinitely. Notwithstanding the foregoing, any claim for indemnification that is asserted by notice as provided in Sections 9.5 and 9.6 within the applicable survival period shall survive until resolved by the parties or pursuant to a final non-appealable judicial determination. The representations and warranties contained in this Agreement and in the Bill of Sale and any certificate or conveyance, assignment or assumption document delivered pursuant to this Agreement or the Bill of Sale shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of any such party. All covenants and agreements contained in this Agreement, in the Bill of Sale or in any certificate or conveyance, assignment or assumption document delivered pursuant to this Agreement or the Bill of Sale shall be deemed to have been relied upon by the parties hereto and shall survive the Closing until fully performed. Without limiting the foregoing, the obligation of Suiza and Holdings to indemnify DFA and its Affiliates from and against the Excluded Liabilities, and the obligation of DFA to indemnify Suiza and its Affiliates from and against the Dairy Liabilities, shall each survive indefinitely. All representations and warranties set forth herein and in the Bill of Sale and any certificate or conveyance, assignment or assumption document delivered pursuant to this Agreement or the Bill of Sale shall be deemed to have been relied upon by the parties hereto and to the Bill of Sale.

         9.2. INDEMNIFICATION AND PAYMENT OF DAMAGES BY SUIZA AND HOLDINGS. Notwithstanding any investigation by DFA or its Representatives, Suiza and Holdings, jointly and severally, will indemnify, defend and hold harmless DFA, its Affiliates and their respective directors, officers, employees and agents for, and will pay to such party the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "DAMAGES"), arising, directly or indirectly, from or in connection with:

                  (a) any breach of any representation or warranty made by Suiza and Holdings in this Agreement, or by Suiza and Holdings in the Bill of Sale or in any certificate or conveyance, assignment or assumption document delivered by Suiza or Holdings pursuant to this Agreement or the Bill of Sale that survives the Closing in accordance with Section
         9.1 or any allegation by a third party that, if true, would constitute such a breach; provided that any claim for indemnification pursuant to this subparagraph (a) is made within the time period specified in
         Section 9.1 for the survival of the applicable representation or warranty that has been breached or is the subject of the third party claim; provided further, that for purposes of determining any such breach, any materiality qualifiers appearing in such representations and warranties will not be given effect;

                  (b) any Excluded Liability;

                  (c) any breach by Suiza or Holdings or any of their Affiliates of any covenant or obligation of such Person in this Agreement or the Bill of Sale;

                  (c) any Unpermitted Encumbrances or Survey Defects, as contemplated in Section 6.11(d); or

                  (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Suiza or Holdings (or any Person acting on their behalf) in connection with any of the transactions contemplated hereby.

         9.3. INDEMNIFICATION AND PAYMENT OF DAMAGES BY DFA. Notwithstanding any investigation by Suiza or its Representatives, DFA will indemnify, defend and hold harmless Suiza and Holdings, their respective Affiliates and their respective directors, officers, employees and agents for, and will pay to such party the amount of, any Damages, arising, directly or indirectly, from or in connection with:

                  (a) any breach of any representation or warranty made by DFA in this Agreement or in the Bill of Sale or in any certificate or conveyance, assignment or assumption document delivered by any DFA Company pursuant to this Agreement or the Bill of Sale that survives the Closing in accordance with Section 9.1 or any allegation by a third party that, if true, would constitute such a breach; provided that any claim for indemnification pursuant to this subparagraph (a) is made within the time period specified in Section 9.1 for the survival of the applicable representation or warranty that has been breached or is the subject of the third party claim; provided further, that for purposes of determining any such breach, any materiality qualifiers appearing in such representations and warranties will not be given effect;

                  (b) any Dairy Liability;

                  (c) any breach by any DFA Company of any covenant or obligation of such Person in this Agreement or the Bill of Sale; or

                  (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any DFA Company (or any Person acting on their behalf) in connection with any of the transactions contemplated hereby.

         9.4. LIMITATIONS ON AMOUNT.

                  (a) In determining the amount of Damages for which an Indemnified Person is entitled to indemnification under Section 9.2 or
         Section 9.3, any insurance proceeds or tax benefits that are realized or that could reasonably be expected to be realized by such Indemnified Person (if a claim were properly pursued under the relevant insurance arrangements or Legal Requirements), as well as any costs associated with obtaining such insurance proceeds or tax benefits, will be considered.

                  (b) DFA will be entitled to indemnification from Suiza and Holdings under paragraph (a) of Section 9.2 only to the extent that the aggregate amount of indemnifiable Damages incurred by DFA under such clause exceeds $1,000,000.

                  (c) Suiza and Holdings will be entitled to indemnification from DFA under paragraph (a) of Section 9.3 only to the extent and in the amount that the aggregate amount of indemnifiable Damages incurred by Suiza and Holdings under such clause exceeds $1,000,000.

                  (d) The maximum amount to which (i) DFA will be entitled to indemnification under paragraph (a) of Section 9.2, and (ii) Suiza and Holdings will be entitled to indemnification under paragraph (a) of
         Section 9.3, is limited to $10,000,000 for each such clause (i) and
         (ii) of this Section 9.4(d).

                  (e) Notwithstanding the foregoing, the limitations set forth in Section 9.4(b), (c) and (d) will not apply to Damages arising from or in connection with a breach or alleged breach of (i) the representations and warranties of DFA set forth in Section 3.2 of this Agreement and Sections 3.1(a), 3.1(b) and 3.2 of the Bill of Sale, (ii) the representations and warranties of Suiza and Holdings set forth in Sections 4.2 and 4.3 of this Agreement and Sections 4.1(a) and 4.1(b) of the Bill of Sale, (iii) the representations and warranties of Suiza and Holdings set forth in Sections 4.4, 4.5(b) and 4.5(e) of the Bill of Sale, (iv) the covenants and agreements of the parties in this Agreement or in the Bill of Sale, including, without limitation, those concerning the Dairy Liabilities or the Excluded Liabilities or the covenants and agreements set forth in Section 6.11(d), or (v) the representations and warranties of NDH set forth in Sections 5.1(a) and 5.1(b) of the Bill of Sale.

         9.5. PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS.

                  (a) Promptly after receipt by an Indemnified Person under
         Section 9.2 or 9.3 of notice of the commencement of any Proceeding against it, such Indemnified Person will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the Indemnified Person's failure to give such notice.

                  (b) If any Proceeding referred to in Section 9.5(a) is brought against an Indemnified Person and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), assume the defense of such Proceeding with counsel satisfactory to the Indemnified Person and, after notice from the indemnifying party to the Indemnified Person of its election to assume the defense of such Proceeding and an acknowledgment of its indemnification obligation with respect thereto, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding in accordance with the preceding sentence,
         (i) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement reasonably effected by the Indemnified Person prior to notification by the indemnifying party, after such ten day period, if any, of its election to assume the defense thereof.

                  (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding (at the expense of the indemnifying party), but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         9.6. PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         9.7. MITIGATION. Upon and after becoming aware of any event that could reasonably be expected to give rise to any Damages that are indemnifiable under this Section 9, the Indemnified Person shall make reasonable efforts to mitigate such Damages.

         9.8. EXCLUSIVE MONETARY REMEDY. The parties acknowledge and agree that, upon and following the Closing, the indemnification rights provided in this
Section 9 shall be the sole and exclusive remedy for monetary damages available to the parties for any claim or cause of action arising out of any breach of this Agreement and the Bill of Sale.

                                   SECTION 10

                                   TERMINATION

         10.1. TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by Holdings if satisfaction of a condition in Section 7 has not been fulfilled prior to the Termination Date (other than through the failure of any of Suiza or Holdings to comply with its obligations under this Agreement) and Holdings has not waived such condition on or before the Termination Date or (ii) by DFA, if satisfaction of a condition in Section 8 has not been fulfilled prior to the Termination Date (other than through the failure of any DFA Company to comply with its respective obligations under this Agreement) and DFA has not waived such condition on or before the Termination Date;

                  (b) by mutual consent of Holdings and DFA; or

                  (c) by either Holdings or DFA if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement or its affiliates to comply fully with its obligations under this Agreement) on or before the termination date identified in the Agreement and Plan of Merger between Suiza and Dean dated as of

         April 4, 2001 as amended, (the "TERMINATION DATE") or such later date as the parties may agree upon.

         10.2. EFFECT OF TERMINATION. Each party's right of termination under
Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate and no party will have any liability or obligation (for reimbursement of expenses or otherwise) to any other party, except that the obligations in Sections 5.5 and
6.8 will survive and except that each party will remain liable to the other parties for any breach of this Agreement by such party occurring prior to such termination and all legal remedies of the other parties in respect of any such breach will survive such termination unimpaired.

                                   SECTION 11

                                OTHER AGREEMENTS

         11.1. LIMITED PARTNERSHIP AGREEMENT.

                  (a) Except as otherwise provided in Section 11.1(b), effective as of the Closing, (i) the Limited Partnership Agreement shall be terminated and no party thereto shall have any continuing liability or obligation thereunder, and (ii) each party thereto fully and completely releases and forever discharges each other and all other parties to the Limited Partnership Agreement, and the officers, directors, agents, successors and assigns of such parties from any liability, obligation or claim under the Limited Partnership Agreement, whether known or unknown and whether arising in contract or in tort.

                  (b) Notwithstanding the foregoing, the provisions of sections 4.4(b), 4.4(c), 7.10, 7.11 and articles V, VI, IX, X and, to the extent applicable in interpreting and enforcing the foregoing provisions, article XIV of the Limited Partnership Agreement shall survive the Closing in accordance with their respective terms, for the sole purpose of indemnification and determining profit and loss and related taxes and allocations for the period from and including January 1, 2001 through the Closing.

         11.2. WARN ACT. Holdings shall comply, or shall cause the applicable Affiliate of Holdings to comply, with all requirements of the Worker Adjustment and Retraining Notification Act, as amended, with respect to the sale of the Divested Companies and shall make all required disclosure and give all required notices thereunder to Governmental Bodies and the affected employees who are employed on the day of and immediately prior to the Closing Date.


                                   SECTION 12

                               GENERAL PROVISIONS

         12.1. PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Holdings, DFA and Mid-Am agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and none of the parties to this Agreement will issue any such press release or make any such public statement prior to such consultation, except as may be required by Legal Requirements.

         12.2. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):


         If to any DFA Company:                             with a copy to:

         Dairy Farmers of America, Inc.                     McDermott, Will & Emery
         Northpointe Tower, Suite 1000                      227 W. Monroe
         10220 N. Executive Hills B-1                       Suite 4400
         Kansas City, MO 64153                              Chicago, IL  60606
         Attention: President and General Counsel           Attention: Michael R. Fayhee, P.C. Telecopy: (816)
         801-6593                                           and John Tamisiea
                                                            Telecopy: (312) 984-7700

         If to Suiza or Holdings:                           with a copy to:

         c/o Suiza Foods Corporation                        Hughes & Luce, L.L.P.
         2515 McKinney Ave., LB 30, Suite 1200              1717 Main Street, Suite 2800
         Dallas, Texas 75201                                Dallas, Texas 75201
         Attention: Chief Executive Officer                 Attention: William A. McCormack
          and General Counsel                               Telecopy: (214) 939-5849
         Telecopy: (214) 303-3851


         12.3. ATTORNEY'S FEES AND COSTS. In the event of a breach by any party to this Agreement and commencement of a subsequent legal action in a court of law or forum of arbitration, or in the event legal counsel is consulted in the event of any such breach or in anticipation of any such prospective legal action, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable attorney's fees and expenses.

         12.4. FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. Without limiting the foregoing, following the Closing, Suiza and its Affiliates will refer to DFA as promptly as practicable any telephone calls, letters, orders, notices, requests, inquiries and other communications relating to the Dairy Operations, and otherwise assist DFA in good faith in the orderly transfer of the Dairy Operations to DFA.

         12.5. WAIVER. Except as otherwise expressly provided herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         12.6. ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement, including the Bill of Sale, the Note and the Assignment) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         12.7. ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS. No party may assign any of its rights under this Agreement without the prior consent of the other parties; provided, that DFA shall be entitled to assign its rights and obligations under this Agreement to any Affiliate of DFA without the consent of any other party hereto; provided, however, that except to the extent otherwise expressly agreed in writing by Suiza, DFA shall in all events remain liable hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except as set forth in the immediately preceding sentence or Section 9, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Except as set forth in
Section 9, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

         12.8. SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

         12.9. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         12.10. SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "SECTION" or "SECTIONS" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         12.11. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         12.12. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE-OF-LAW RULES THAT MAY REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

         12.13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         12.14. INCORPORATION OF RECITALS. The recitals set forth in this Agreement are hereby incorporated into and made a part of this Agreement for all purposes.

         12.15. DISPUTE RESOLUTION. Except with respect to the matters set forth in Section 2.2(b), which will be resolved as provided in such Section, if any dispute arises out of this Agreement or the Bill of Sale or any certificate or conveyance, assignment or assumption document delivered pursuant to this Agreement or the Bill of Sale, the parties agree not to commence any lawsuit with respect to such dispute until the following procedures have been completed:

                  (a) The party believing a dispute to exist will give the other parties written notice thereof, setting forth in reasonable detail the facts alleged to give rise to such dispute, the relevant contractual provisions, the nature of any claimed default or breach and a statement of the manner in which such party believes the dispute should be resolved.

                  (b) Within twenty (20) days after receipt of such notice, each party against whom relief is sought in connection with such dispute will deliver a written response, setting forth in reasonable detail its view of the facts alleged to give rise to such dispute, the relevant contractual provisions, the nature of the claimed default or breach and a statement of the manner in which such party believes the dispute should be resolved.

                  (c) If the parties do not agree on the manner in which the dispute should be resolved, they will arrange to hold a meeting within ten (10) days after delivery of the response. Each party will have in attendance at such meeting a representative with authority to bind the represented party to any agreement resolving the dispute. At the meeting (and any adjournments thereof), the parties will negotiate in good faith in an attempt to agree as to whether a dispute exists, the exact nature of the dispute and the manner in which the dispute should be resolved. If deemed appropriate by the parties, a professional mediator may be engaged to assist in resolving the dispute. Any resolution of the dispute will be evidenced by a written agreement setting forth in reasonable detail the actions to be taken by each party. If no such written agreement is reached within twenty (20) days after the first meeting, the parties may pursue any legal remedies available to them with respect to such dispute.

                  (d) Notwithstanding the foregoing, to the extent necessary to prevent irreparable harm, either party may commence an action in a court of competent jurisdiction seeking a temporary restraining order, preliminary injunction or other injunctive relief without complying with the foregoing dispute resolution procedures.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                                   SUIZA FOODS CORPORATION


                                   By:    /s/ MICHELLE P. GOOLSBY
                                   Name:  Michelle P. Goolsby
                                   Title: Executive Vice President



                                   SUIZA DAIRY GROUP HOLDINGS, INC.


                                   By:    /s/ MICHELLE P. GOOLSBY
                                   Name: Michelle P. Goolsby
                                   Title: Executive Vice President


                                   DAIRY FARMERS OF AMERICA, INC.

                                   By:    /s/ Gerald L. Bos
                                   Name:  Gerald L. Bos
                                   Title: Chief Financial Officer


                                   DAIRY RICH, L.L.C.

                                   By:    /s/ Tina J. Ford
                                   Name:  Tina J. Ford
                                   Title: President / Manager

         Mid-Am is executing this Agreement solely to indicate its agreement to be bound by the provisions of Sections 2.1(ii), 2.2(a)(ii), 2.2(b), 5.1, 5.2, 5.3, 5.4, 5.5, 7.6, Section 9, 10.1, 10.2, 11 and, to the extent applicable in interpreting or enforcing the foregoing provisions, Section 1 and Section 12, and has no obligations under this Agreement except under such Sections.

MID-AM CAPITAL, L.L.C.


By:    /s/ Gerald L. Bos
Name:  Gerald L. Bos
Title: Chief Executive Officer

         SDG is executing this Agreement solely to indicate its agreement to be bound by the provisions of Section 11.1 and, to the extent applicable in interpreting or enforcing the foregoing provisions, Section 1 and Section 12, and has no obligations under this Agreement except under such Sections.

SUIZA DAIRY GROUP, L.P.

By: SUIZA DAIRY GROUP GP, LLC,
       the sole general partner


By:    /s/ MICHELLE P. GOOLSBY
Name:  Michelle P. Goolsby
Title: Executive Vice President